UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2006

COLONY RESORTS LVH ACQUISITIONS, LLC

(Exact name of registrant as specified in its charter)

Nevada	000-506 35	41-2120123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Paradise Road Las Vegas, Nevada	89109
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code: (702) 732-5919

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation.

On May 11, 2006, Colony Resorts LVH Acquisitions, LLC (the “Company”) entered into that certain Loan Agreement, by and between the Company and Goldman Sachs Commercial Mortgage Capital, L.P., as Lender (the “Term Loan”). The Term Loan is for an initial principal amount of $209 million and is for an initial term of two (2) years with three one-year extensions. The Term Loan is subject to a $5.8 million holdback amount for deferred maintenance projects and is subject to future funding to a maximum of $250 million. Interest on the Term Loan accrues at a rate of one month LIBOR plus 2.9%. The Term Loan provides for no amortization during the term. The Term Loan is secured by a first priority deed of trust on the Las Vegas Hilton, Las Vegas, Nevada.

Pursuant to the terms of the Term Loan, the Company purchased an interest rate cap with LIBOR strike rate of 5.75% for the first two years of the Term Loan and an interest cap with LIBOR strike rate of 6.25% for any extension periods.

Proceeds of the Term Loan were used to pay in full the existing term loan, dated as of June 18, 2004, by and between the Company and Goldman Sachs Commercial Mortgage Capital, L.P., as Lender.

Pursuant to the terms of the Term Loan, the principal amount of the loan including all accrued and unpaid interest on the principal must be prepaid upon acceleration of the loan following an event of default including:     failure to pay any portion of the debt when due; failure to pay taxes prior to the date they become delinquent; failure to keep insurance policies in full force and effect; violation of the change in control restriction; breach of representations and warranties; bankruptcy of the Company; violation of the restrictions on assignment; breach of negative covenants; default under related loan and credit line documents; failure to make deposits into escrow and reserve accounts; default under any property management agreements, license agreement, interest rate cap agreements, letters of credit or other material agreements; or if the gaming license for the Las Vegas Hilton is materially impaired, lost or suspended for any period of time or terminated.

Item 9.01	Exhibits

99.1	Loan Agreement, dated May 11, 2006, by and between the Company and Goldman Sachs Commercial Mortgage Capital, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on May 19, 2006.

COLONY RESORTS LVH ACQUISITIONS, LLC

By:	/s/ Robert E. Schaffhauser
Name:	Robert E. Schaffhauser
Title:	Executive Vice President–Finance